EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 29th day of October, 2014, by and between TRANSENTERIX, INC., a Delaware corporation with its principal place of business in Research Triangle Park, North Carolina (“Employer”) and Richard Mueller (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is currently employed by Employer as Chief Operating Officer, pursuant to that certain offer letter fully executed as of December 21, 2010 (the “Offer Letter”) and that certain Employment, Confidential Information, Non-Competition And Invention Assignment Agreement executed by Employee on January 12, 2011 (the “Employee Obligations Agreement”); and

WHEREAS, in the course of reorganizing and restructuring Employer’s operations, Employer and Employee have discussed a separation incentive for Employee; and

WHEREAS, in recognition of Employee’s contributions to Employer’s operations, Employer and Employee have reached an agreement concerning certain matters as contained in this Agreement, and desire to set forth the terms and conditions of their agreement in writing.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Employer and Employee agree as follows:

1. SEPARATION. Employee has submitted his resignation to Employer, and Employer has accepted such resignation. Employee’s employment with Employer shall terminate on November 7, 2014 (the “Separation Date”), and Employee thereafter shall have no further authority as an employee or agent of Employer. Employee specifically recognizes and agrees that this Agreement is a full and complete resolution, settlement, and termination of any rights or claims that Employee may have had, or alleges to have had, to any further employment with Employer, its subsidiaries or affiliates, following the Separation Date. As of the Separation Date, the Offer Letter is fully terminated and of no force and effect.

2. SALARY, VACATION PAY AND BENEFITS.

A. On the next regular payday following the Separation Date, Employer shall pay to Employee Employee’s normal salary, less normal deductions and withholdings, through the Separation Date. Employer also shall pay Employee for any accrued but unused vacation, less normal deductions and withholdings, calculated as of the Separation Date (such amount being paid on the regular payday following the Separation Date).

B. If Employee is currently participating in Employer’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by Employer’s current group health insurance policies, Employee will be eligible to continue his group health insurance benefits.

3. CONSIDERATION. For and in Consideration of the provisions of Paragraph 5 (Covenant of Good Faith and Confidentiality), Paragraph 6 (Covenant of Nondisclosure), Paragraph 7 (General Release), Paragraph 10 (Survival of Protections), and the other terms and conditions of this Agreement, and subject to the limitations stated herein, Employer agrees to provide the following Consideration to Employee, the sufficiency of which is accepted by Employee:

(a) Cash Severance. Beginning on the first regular payday following the Effective Date (as defined in Paragraph 7(D)), as severance compensation, Employer shall continue to pay Employee’s annual salary as of the Separation Date on a bimonthly basis, less normal deductions and withholdings through May 7, 2015 (for purposes of clarity, the severance amount shall be the Employee’s bimonthly base salary, less normal deductions and withholdings, for the period from November 8, 2014 through May 7, 2015) (the “Severance Period”);

(b) COBRA Premiums. If Employee elects COBRA coverage, Employer shall pay to the insurer the applicable COBRA premiums during the Severance Period; provided, however, if Employee becomes covered by alternative health insurance coverage during the Severance Period, Employer’s obligation under this Paragraph 3(b) shall cease; and

(c) Stock Option Exercise Period. As authorized by the Compensation Committee of the Employer’s Board of Directors on October 21, 2014 and subject to compliance with Paragraph 4 herein, the period in which Employee may exercise any vested stock options held by Employee on the Separation Date is extended until May 7, 2015, the end of the Severance Period.

(d) Consideration. The cash and stock-based severance compensation provided to Employee by Employer pursuant to Paragraph 3(a), 3(b) and 3(c) collectively shall be known as the “Consideration”.

4. SALE OF SHARES. Other than pursuant to the Employee’s current 10b5-1 Pre-Arranged Trading Plan dated August 19, 2014, Employee shall not sell any shares of the Employer’s common stock in open market or private sale transactions, or otherwise transfer, gift or sell any shares of Employer’s common stock prior to February 7, 2015 without the prior written approval by the Employer.

5. COVENANT OF GOOD FAITH AND CONFIDENTIALITY. Employee and Employer mutually agree that neither party will communicate to any person or persons any information or opinion which could be construed as a negative comment about the other, or which may have the effect of placing either party in a negative or unflattering light. Employee and Employer also agree not to criticize or make any disparaging or defamatory remarks about the other party. Employer agrees that it will respond to all inquiries about Employee, to the extent that such inquiry is properly directed to Employer’s human resources department, in accordance with its policy of providing only the dates of Employee’s employment and the position held by Employee; provided, however, that Employer may disclose information regarding Employee’s performance as required by applicable federal or state law or regulation. Nothing herein shall limit Employer’s obligation or ability to respond to any lawful request for information regarding Employee’s employment with Employer which Employer may receive from a state or federal government agency, department or office.

All of the terms and conditions of this Agreement shall be held in strictest confidence by Employer and Employee and shall not be disclosed by either party to any third party without the prior written consent of the other party, except that Employee may discuss this Agreement with Employee’s immediate family and/or to legal or accounting professionals or financial or regulatory institutions or as required by federal or state laws or regulations, on a need to know basis for the information required for a particular purpose only, or by Employee or Employer to enforce the terms and conditions of any agreement between them.

6. COVENANT OF NONDISCLOSURE. During the course of Employee’s employment with Employer, Employee has been given and has obtained various trade secret, proprietary and other confidential information concerning Employer, its subsidiaries and affiliates, the shareholders, directors, officers, associates, employees, and agents of said entities, and their customers, customer lists, customer contacts, prospective customers, services, trade secrets, proprietary information, personnel information, financial information, business strategies, strategic plans, research and development plans, product pipeline information, regulatory filings, and other information concerning their business (collectively, the “Information”), all of which constitute valuable assets and privileged information of Employer, which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in Employer’s business. Employer and Employee acknowledge that Employer has invested, and shall continue to invest, considerable amounts of time, effort, and resources in developing such valuable assets and Information, and that use of or disclosure by Employee of such assets and Information to the public or to any other person or entity, regardless of how insignificant such assets or Information may seem, would cause irreparable harm, damage, and loss to Employer.

To protect Employer from Employee’s use, disclosure, or exploitation of customer contacts and the Information, Employee agrees that Employee shall not, directly or indirectly, at any time after the Separation Date, for any reason, reveal, divulge, disclose, or communicate to any person, corporation, firm, or other entity or to any shareholder, director, officer, partner, member, manager, employee, agent, or associate of any such person, corporation, firm, or other entity, any confidential, sensitive, or personal information, proprietary information, trade secret, or other information whatsoever, including but not limited to the Information, about or received by Employee from Employer or its subsidiaries or affiliates, developed or received by Employee during employment with Employer or its subsidiaries or affiliates, or developed or received by Employee during the course of Employee’s association with Employer or its subsidiaries or affiliates, relating to the business affairs of Employer or its subsidiaries or affiliates, or the business or personal affairs of the shareholders, directors, officers, associates, employees, agents, or attorneys of said entities, including, without limitation, information concerning customer and prospective customer records, personnel information, ideas, proprietary information, methods, marketing investigations, surveys, research, Employer’s business plans, strategies, product pipeline, regulatory filings, research and development efforts, and other like or similar information, unless required to do so by law or by a court of competent jurisdiction. Employee shall not use the Information in any manner including but not limited to any manner which could operate to the detriment of Employer, its subsidiaries or affiliates, or the principals, shareholders, directors, officers, associates, or employees of said entities, particularly in any manner competitive with Employer, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of Employer with a customer.

7. GENERAL RELEASE.

A. Except for Employee’s specific contractual rights and benefits under this Agreement, Employee’s vested rights (if any) in Employer’s benefit or retirement plans, and Employee’s eligibility to continue certain group insurance coverage pursuant to Employee’s rights under the provisions of state law and/or COBRA, and except as prohibited by law, Employee hereby releases, acquits, quitclaims, and discharges Employer, any subsidiaries or affiliates of Employer, and their respective successors and assigns, and the shareholders, directors, officers, associates, employees, agents, attorneys, benefit plans, and plan administrators of all of said entities, and their respective successors and assigns (collectively, the “Releasees”), from any and all claims, demands or liabilities whatsoever, whether known or unknown, which Employee ever had or may now have against Releasees, from the beginning of time to the date of this Release.  This Release includes, without limitation, any claims, demands or liabilities relating to or arising out of  Employee’s employment with Employer or separation of employment with Employer, including wrongful discharge, breach of express or implied contract, unpaid wages, or pursuant to any federal, state, or local employment laws, regulations, ordinances, or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, marital status, familial status, sexual orientation, and disability discrimination, such as the Age Discrimination in Employment Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Civil Rights Act of 1866, the Equal Pay Act, 29 U.S.C. § 206; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) 29 U.S.C. § 1001 et seq. (non-vested rights), the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Immigration Reform and Control Act, the Family and Medical Leave Act, the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq., the National Labor Relations Act, 29 U.S.C. §§ 151 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C., § 2101 et seq., the Occupational Safety and Health Act, as amended, the North Carolina Whistleblower Statute (N.C. Gen. Stat. §§ 95-28.1), the North Carolina Equal Employment Practices Act (N.C. Gen. Stat., Ch. 143,  §§ 143-422.1 to 143-422.3),  the North Carolina Persons with Disabilities Protection Act (N.C. Gen. Stats, Ch. 168A-1, et. seq.) the North Carolina Law Prohibiting Discrimination Based on Sickle Cell Trait (N.C. Gen. Stat., Ch. 95, § 95-28.1), the North Carolina Human Relations Commission Bias Law, the North Carolina and Federal Constitutions; and any and all other applicable federal, state, and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring, or retention, assault, battery, detrimental reliance, or any other offense.  The foregoing list is meant to be illustrative rather than exhaustive and includes any claims for wages, and benefits with Employer, and all subsidiaries and affiliates of Employer, including, without limitation, Employee’s eligibility for further payment of any salary, commissions, vacation, personal leave, sick leave, severance pay, incentive awards, bonuses, or any other amounts. This Release does not waive rights or claims that may arise after this Release is executed.

B. Employee agrees that this General Release is not to be construed as an admission of liability on the part of Employer or its subsidiaries or affiliates, and acknowledges that Employer has denied and denies any violation of any law and any liability. Employee affirms that Employee has reported all hours worked as of the date Employee signs this Agreement and Employee will be paid all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled consistent with Paragraphs 2 and 3 of this Agreement. Employee also affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, or related state or local leave or disability accommodation laws. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

C. As part of the consideration for this Agreement, Employee agrees that, to the extent permitted by law and except as otherwise required by law, neither Employee nor any of Employee’s heirs, legal representatives, or assigns will make or file any claim, charge, or lawsuit, or cooperate voluntarily in any investigation, lawsuit, or legal or administrative proceeding by any individual, entity, or agency, against or involving any Releasee, for or on account of any claim Employee may have or may have had against any Releasee in connection with Employee’s employment or any other relationship with Employer, the matters referenced above, and/or the cessation of Employee’s employment with Employer. Employee further agrees that, except as prohibited by law, Employee will waive and release any and all personal damages (including but not limited to damages relating to pain and suffering, back pay, and compensatory and/or punitive damages) resulting from any charge filed with or investigation conducted by the Equal Employment Opportunity Commission or any other administrative agency in connection with Employee’s employment or any other relationship with Employer.

D. Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee understands and agrees that Employee is waving all rights and claims Employee has or may have against Employer including but not limited to rights and claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”). Additionally, Employee acknowledges that: (i) no rights or claims are waived by Employee that may arise from an event or transaction that occurs after the date this Agreement is executed by Employee; (ii) Employee has been advised in writing to consult with an attorney prior to executing this Agreement; (iii) Employee has been advised that Employee has forty-five (45) days from Employee’s receipt of this Agreement, unless extended in writing by Employer, to consider this Agreement; (iv) Employee has been advised that Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; and (v) this Agreement, including the release provisions of this Agreement and those pertaining to any right or claim under the ADEA shall not become effective or enforceable until the expiration of the seven (7) day revocation period following Employee’s execution hereof has occurred without Employee so revoking his or her execution of this Agreement(the “Effective Date”). Employee may, but is not required to, sign this Agreement prior to the expiration of the forty-five (45) day period provided for above. Employee agrees that any revisions to this Agreement, whether material or otherwise, prior to Employee’s execution of this Agreement will not restart the forty-five (45) day period provided for above. Employee acknowledges receiving the original draft of this Agreement on October 23, 2014. If Employee decides to sign this Agreement, then the original executed Agreement must be sent within forty-five (45) calendar days after the date Employee receives this Agreement to Joshua Weingard, Chief Legal Officer, TransEnterix, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137 or via email to Joshua Weingard at TransEnterix. If Employee executes this Agreement and thereafter desires to revoke his/her execution of this Agreement, then written notice of revocation must be sent to Joshua Weingard at the same address within seven (7) days after the date Employee executes this Agreement or to Joshua Weingard via email with a reply receipt.

8. STOCK OPTIONS. Employer and Employee recognize and agree that Employee’s current outstanding stock options are as set forth in Exhibit A.

9. ENTIRE UNDERSTANDING/AMENDMENTS. Except as otherwise provided in paragraph 10 below, this Agreement, including all exhibits, attachments and schedules, contains the entire understanding between Employer and Employee as to the matters contained herein, and no conditions precedent or subsequent exist which are not contained herein. This Agreement may not be altered, amended, or revoked except in a written agreement signed by Employee and Employer.

10. SURVIVAL OF PROTECTIONS.

A. Employee hereby recognizes and agrees that the terms and conditions of that the Employee Obligations Agreement (Exhibit B) relating to the protection of Confidential Information, Non-Competition, and Solicitation of Employees or the enforcement thereof (i.e., paragraphs 2, 3, 5, 6, 7, 8, 11 and 12) shall survive the termination of Employee’s employment with Employer and, except as otherwise expressly provided for herein, remain in full force and effect. Employee further recognizes and agrees that the terms and conditions of that certain Lock Up and Voting Agreement dated August 13, 2013 (attached as Exhibit C) shall survive the termination of Employee’s employment for the periods set forth therein. Employee hereby covenants that as of the Separation Date, Employee: (a) has returned to Employer all documents, Information and other property of Employer; (b) does not have any copies, notes, or abstracts of such documents, Information or other property in Employee’s possession or control; (c) has not disclosed to any third parties, including but not limited to any other employers or prospective employers, any trade secret, confidential or other proprietary information of Employer; and (d) shall continue to comply with the terms and conditions of the Employee Obligations Agreement (Exhibit B) relating to the protection of Confidential Information, Non-Competition, and Solicitation of Employees.

B. With respect to the Lock-Up and Voting Agreement, dated August 13, 2013, attached as Exhibit C, Employer hereby agrees with Employee that:

(i) stock options to acquire an aggregate of 599,545 shares of Employer common stock are “Covered Securities” held by Employee under such agreement, of which there are (1) 3,000 shares of common stock acquired by Employee upon the exercise of vested stock options in September 2014, (2) vested stock options to acquire an aggregate of 435,823 shares and (3) unvested stock options to acquire the remaining 160,722 shares;

(ii) of the 599,545 Covered Securities, stock options to acquire 299,772 shares were freed from such lock-up restrictions as of September 3, 2014 (of which 3,000 were exercised by Employee in September 2014), additional stock options to acquire 149,887 stock options will be free from such lock-up restrictions on March 3, 2015, and stock options to acquire the remaining 149,886 shares will be free from such lock-up restrictions on September 3, 2015; and

(iii) Employer will consider all of the shares and vested stock options held by Employee as of the Separation Date to be applied first to the September 3, 2014 release date, and the remaining vested options (to acquire 139,051 shares) to be free from such lock-up restrictions on March 3, 2015.

11. BINDING EFFECT. Employer and Employee recognize and agree that this Agreement is binding upon Employer and Employee and Employee’s respective heirs, representatives, successors, and assigns, as applicable. Employee further acknowledges that Employee has carefully read this Agreement, which contains a release, that Employee has had the opportunity to have it reviewed by an attorney, that the Agreement is written in a manner and language Employee understands, that the only promises made to him to sign the Agreement are those stated in the Agreement, that he knows and understands the contents hereof and voluntarily executes the same as Employee’s free act and deed with the intent to be bound by the terms of this Agreement, and that the provisions contained herein constitute the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

12. GOVERNING LAW AND VENUE/JURY TRIAL WAIVER. This Agreement is executed in the County of Durham, State of North Carolina, and the parties hereto agree that without regard to principles of conflicts of laws which might direct the application of the laws of another jurisdiction, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Agreement. The parties hereto agree that any action relating to this Agreement shall be instituted and prosecuted only in the state, or if jurisdiction exists, the federal courts located in the County of Durham, State of North Carolina and each party hereto hereby does waive any and all defenses relating to venue and jurisdiction over the person. Each party also waives any claim that any suit, action, or proceeding brought in the County of Durham, North Carolina has been brought in an inconvenient forum and each party agrees that they have sufficient contacts with North Carolina to comply with North Carolina’s long arm statute and the requirements of due process. Furthermore, the parties acknowledge that a breach of this contract will be considered a breach occurring in North Carolina. In the event any action arising out of, based on or relating in any way to this Agreement is instituted in any court other than the state or federal courts located in the County of Durham, North Carolina, the party initiating such action will not object to but rather will affirmatively consent to the other party’s efforts to have such action dismissed or, if appropriate, transferred to the appropriate state or federal court located in the County of Durham, North Carolina. EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. In addition to any other remedies at equity or at law which may be available to Employer, Employee agrees that Employer may, upon the posting of a bond in the amount of $1000.00 obtain temporary or permanent injunctive relief to enforce the provisions of this Agreement without first being required to demonstrate irreparable harm. In any action or proceeding relating to or arising out of enforcement of this Agreement, the prevailing party shall be entitled to an award of costs as well as attorneys’ fees incurred prior to the initiation of litigation, at the trial court and appellate levels and in any proceeding to determine the right to and amount of attorneys’ fees to be awarded pursuant to the terms of this paragraph.

13. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

14. ASSIGNMENT. Employer may assign this Agreement to any other corporation or entity acquiring all or substantially all of the assets of Employer, or to any other corporation or entity into which or with which Employer may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer herein, shall inure to the benefit of and be binding upon any and all successors-in-interest or transferees of all or substantially all of the assets of Employer. This Agreement is not assignable in any respect by Employee.

15. PUBLIC ANNOUNCEMENTS. Employer will provide Employee with the opportunity to review and comment on any press release, Current Report on Form 8-K or other federal securities law filing issued by Employer to report the Employee’s separation from service. Employer will provide Employee with such documents at least 48 hours before issuance. Employer will consider any comments Employee may have; provided, however, that securities counsel to Employer shall have final discretion to approve any such public announcements.

16. LEGAL FEES. Employer shall reimburse Employee for legal fees incurred in connection with the review and negotiation of this Agreement, up to a maximum of $6,000.00. Such reimbursement shall be made within thirty days after Employee submits such documentation as Employer may require of the fees he incurred, but not later than sixty (60) days after the Separation Date.

17. HEADINGS. The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN TESTIMONY WHEREOF, Employer has executed this Agreement in such form as to be binding and Employee has hereunto set Employee’s hand and adopted as Employee’s seal the typewritten word “SEAL” appearing beside Employee’s name, all effective as of the Effective Date.

TRANSENTERIX, INC. By: /s/ Todd M. Pope

Todd M. Pope, President and CEO
EMPLOYEE:
/s/ Richard Mueller	(SEAL)

Richard Mueller
October 29, 2014

Date of Execution by Employee

EXHIBIT A

Employer and Employee recognize and agree that Employee’s current outstanding stock options as of November 7, 2014, are as set forth below. Pursuant to the Employer’s Compensation Committee approval on October 21, 2014, subject to the transfer restrictions included in Paragraph 4 of the Agreement, Employee shall have until May 7, 2015 to exercise any options vested as of the Separation Date. Pursuant to the terms of the applicable grant documents and the applicable stock option plans, all unvested options shall be forfeited and returned to the Employer. The number of stock options and the exercise prices in this Exhibit A reflect the five-for-one reverse stock split effected by Employer on March 31, 2014.

1)	Grant Date: February 9, 2011:

•	Exercise Price $0.35 per share;

•	Initial Termination Date: February 9, 2021;

•	Number of Options (ISO) Granted; 106,520;

•	Total Options Vested as of November 7, 2014 – 99,863; and

•	Total Unvested Options as of November 7, 2014 – 6,657.

2)	Grant Date: April 12, 2012;

•	Exercise Price $0.35 per share;

•	Initial Termination Date: April 12, 2022;

•	Number of Options (ISO) Granted; 463,567;

•	Total Options Vested as of November 7, 2014 – 319,773; and

•	Total Unvested Options as of November 7, 2014 – 143,794.

3)	Grant Date: April 12, 2012;

•	Exercise Price $0.35 per share;

•	Initial Termination Date: April 12, 2022;

•	Number of Options (NQ) Granted; 29,458;

•	Total Options Exercised Prior to Separation Date: 3,000;

•	Total Options Vested as of November 7, 2014 – 16,187; and

•	Total Unvested Options as of November 7, 2014 – 10,271.

4)	Grant Date: February 13, 2014;

•	Grant Price $8.00 per share;

•	Number of Options (ISO) Granted; 24,000;

•	Total Options Vested as of November 7, 2014 –0; and

•	Total Options Unvested as of November 7, 2014 – 24,000.

5)	Grant Date: February 13, 2014;

•	Grant Price $8.00 per share;

•	Number of Options (ISO) Granted; 40,000;

•	Total Options Vested as of November 7, 2014 –0; and

•	Total Options Unvested as of November 7, 2014 – 40,000.

EXHIBIT C
Lock Up and Voting Agreement dated August 13, 2013

(incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2013)